UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2016

Blackbaud, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective April 19, 2016, Blackbaud, Inc. entered into a Retention Agreement (the "Agreement") with one of its named executive officers, Brian E. Boruff, Executive Vice President and President, Enterprise Customer Business Unit. The Agreement is substantially identical to the retention agreements that Blackbaud previously entered into with certain other named executive officers.
The Agreement provides that Blackbaud will make certain payments to Mr. Boruff if he is terminated without “Cause” or resigns for “Good Reason” within 12 months after a "Change in Control" (as such terms are defined in the Agreement) of Blackbaud. In these circumstances, Blackbaud will make the following payments to Mr. Boruff: (a) a lump sum payment of 1.5 times Mr. Boruff's base salary at the rate in effect on the termination date, (b) reimbursement of Mr. Boruff's applicable COBRA premiums for the lesser of (i) 12 months following the termination date or (ii) until Mr. Boruff becomes eligible for insurance benefits from another employer, and (c) accelerated vesting of all Mr. Boruff's then outstanding and unvested stock options and other equity awards. The Agreement has an initial term of three years, subject to automatic annual renewals thereafter unless Blackbaud gives Mr. Boruff at least 90 days advance notice of non-renewal. The Agreement also provides that it does not otherwise change Mr. Boruff's employment status with Blackbaud.
The foregoing description of the Agreement is qualified in its entirety by reference to the full and complete text of the Agreement, a form of which was previously filed as Exhibit 10.37 to Blackbaud's Quarterly Report on Form 10-Q for the quarter ending September 30, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	April 25, 2016	/s/ Anthony W. Boor
Anthony W. Boor
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)